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                                                                   EXHIBIT 10(c)


COMPENSATION OF DIRECTORS

         Corporate officers do not receive any additional compensation for service as a director. Non-employee directors receive a quarterly retainer of $4,500, a fee of $1,500 for the first directors' meeting or committee meeting attended on a given day, and $500 for each additional meeting attended on the same day, up to a maximum of $2,500 per day. The directors may be similarly compensated if they attend other meetings or conferences at the request of the Chairman or President. In addition, the directors receive $500 for any action taken by unanimous written consent or via telephone conference of less than 30 minutes in duration, and directors who serve as chairmen of committees receive an additional quarterly retainer of $400. All non-employee directors are eligible to participate in the Deferred Compensation Plan for Non-employee Directors described below. Participants in the plan may elect to receive their director compensation in the form of Common Stock of the Corporation, in which case they receive an additional amount equal to 25% of the compensation so deferred. The amount of compensation received by non-employee directors is reviewed from time to time by the Corporation's management. If management believes that a change in the amount of non-employee director compensation is required to make the level of such compensation competitive relative to the size and nature of the Corporation's business, management recommends the change to the Board of Directors and approval of any such change requires the affirmative vote of a majority of the directors then serving in office. The directors participate in the Corporation's travel accident plan and may also elect to participate in the Corporation's contributory health insurance plan.